UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      March 15, 2007

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 15, 2007, the Compensation Committee of Kellwood Company (the "Company") approved the following compensation amounts and awards.

Annual Cash Bonus Earned for Fiscal Year 2006: The Compensation Committee approved annual cash bonus awards earned during 2006 paid in 2007 for the named executive officers under the Kellwood Company Performance Management and Incentive Compensation Plan. The bonus awards were earned based on the achievement of the company and personal performance goals established early in 2006, which were approved by the Compensation Committee. The amounts of the bonus awards are as follows: Mr. Skinner ($250,000); Mr. Ruzow ($60,938); Mr. Capps ($117,188); Mr. Pollihan ($41,750); Mr. Joseph ($24,700); Mr. Kleffner ($28,500), and Mrs. Weaver ($15,600).

Corporate Development Incentive Plan Earned for Fiscal Year 2006: The Corporate Development Incentive Plan rewards eligible participants with a grant of shares of Kellwood common stock that vests in installments over four years provided certain financial goals are achieved. The Compensation Committee reviewed Kellwood’s performance based on pretax earnings before stock option expense and restructuring and other non-recurring charges and certified that Kellwood exceeded Threshold performance and achieved 58.2% of the executives’ target award, which was approved by the Compensation Committee. The values of the award (which is paid in common stock) are as follows: Mr. Skinner ($349,200); Mr. Ruzow ($104,760); Mr. Capps ($145,500); Mr. Pollihan ($46,560); Mr. Joseph ($34,920); Mr. Kleffner ($46,560), and Mrs. Weaver ($23,280).

Fiscal Year 2007 Base Salary Reviews: In conducting its annual salary review process the Compensation Committee considered personal performance, fiscal 2006 Company performance and information provided by an independent compensation consultant with respect to the base compensation levels of its named executive officers relative to the comparable executives in companies who are competitors for Kellwood’s customers and talent. The Committee also reviewed recommendations submitted by the Chairman of the Board, President and CEO and approved increases in base salaries of certain named executive officers effective April 1, 2007. The annual base salary levels of the named executive officers are as follows: Robert C. Skinner, Jr., Chairman, President & Chief Executive Officer, ($1,000,000);W. Lee Capps III, Chief Operating Officer, Chief Financial Officer and Treasurer ($675,000); Thomas H. Pollihan, Executive Vice President, Secretary & General Counsel, ($350,000); Gregory W. Kleffner, Senior Vice President Finance & Controller, ($310,000); and Donna B. Weaver, Vice President Corporate Communications, ($165,000).

Annual Incentive Compensation to be Earned in 2007: The Compensation Committee approved threshold, target, and upper limit performance goals for 2007 total company operating earnings for the named executive officers under the Performance Management and Incentive Compensation Plan. The Performance Management Incentive Plan performance measures include operating earnings for which 80% of a named officer’s award is based; and individual performance objectives for which the remaining 20% is based. The named executive officer’s annual cash bonus incentive compensation opportunity is a percentage of base salary. The annual incentive opportunity for each named executive officer at target achievement is as follows: Mr. Skinner (100%); Mr. Capps (75%); Mr. Pollihan (50%); Mr. Kleffner (40%); and Mrs. Weaver (40%).

The Compensation Committee approved threshold and target levels of pretax earnings before stock option expense and restructuring and other non-recurring charges. for the Corporate Development Incentive Plan and target opportunities for the named executives. The annual opportunity for each named executive officer at target achievement is as follows: Mr. Skinner ($600,000); Mr. Capps ($250,000); Mr. Pollihan ($80,000); Mr. Kleffner ($80,000); and Mrs. Weaver ($80,000).

The Compensation Committee approved target levels for the 2007-2009 performance period for the Long Term Incentive Plan. The Long Term Incentive Plan performance measures include but are not limited to operating margin improvement, working capital efficiency and net sales growth. The opportunity for each named executive officer at target achievement is as follows: Mr. Skinner ($1,000,000); Mr. Capps ($450,000); Mr. Pollihan ($200,000); Mr. Kleffner ($100,000); and Mrs. Weaver ($100,000).

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On March 15, 2007, the Board of Directors of the Company approved and adopted an amendment to the Company’s Bylaws regarding the term of any directors that are elected to fill vacancies due to an increase in the number of directors. The Bylaws were amended so that Section 3.3 of the Bylaws now reads “If the vacancy is as a result of an increase in the number of directors, the director elected to fill the newly created directorship shall be nominated for re-election at the next succeeding Annual Shareowners’ Meeting.” This amendment became effective upon its adoption.

Section 3.3 of the Bylaws previously read: “If the vacancy is as a result of an increase in the number of directors, the director elected to fill the newly created directorship shall have the same term as that of the other directors of the class of which he shall be a member.”

A copy of the Bylaws is filed as Exhibit 3.1 to this Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits
Exhibit Number	Description
3.1	Bylaws of the Company, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE March 21, 2007	BY	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel